Exhibit 99.2

Outset Medical, Inc.

Third Quarter 2020 Earnings Conference Call

November 11, 2020

C O R P O R A T E   P A R T I C I P A N T S

Leslie Trigg, President and Chief Executive Officer

Rebecca Chambers, Chief Financial Officer

Lynn Lewis, Investor Relations, Gilmartin Group Investors

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Bob Hopkins, Bank of America

David Lewis, Morgan Stanley

Amit Hazan, Goldman Sachs

Danielle Antalffy, SVB Leerink

Rick Wise, Stifel

P R E S E N T A T I O N

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Outset Medical Third Quarter 2020 Earnings Conference Call.

At this time, all participants are in a listen-only mode. After the speakers’ presentation, there will be a Q&A session. To ask a question during the session, please press star, one on your telephone. If you require any assistance during the call, please press star, zero.

I would now like to hand the conference over to your speaker today, Lynn Lewis. Please go ahead.

Lynn Lewis

Good afternoon, everyone, and welcome to our earnings call for the third quarter of fiscal year 2020.

Participating for the Company today will be Leslie Trigg, President and Chief Executive Officer, and Rebecca Chambers, Chief Financial Officer.

During the call today, we offer commentary on our commercial activity and review our third quarter financial results released after the close of the market today, after which we will host a question and answer session. If you have not had a chance to review the earnings release, it can be found in the Investor Relations section of our website at outsetmedical.com. This call is being recorded and will be archived in the Investor section of our website.

Before we begin, I would like to remind you that it is our intent that all forward-looking statements made during today’s call will be protected under the Private Securities Litigation Reform Act of 1995. Any statements that relate to expectations or predictions of future events, market trends, results or performance are forward-looking statements. All forward-looking statements are based upon our current estimates and various assumptions. These statements involve material risks and uncertainties that could cause actual results or events to materially differ from those anticipated or implied by these forward-looking statements. All forward-looking statements are based upon current available information and Outset assumes no obligation to update these statements. Accordingly, you should not place undue reliance on these statements. For a list and description of the risks and uncertainties associated with our business, please refer to the “Risk Factors” section of our 424(b)(4) prospectus filed with the Securities and Exchange Commission on September 16, 2020, in connection with our initial public offering.

With that, I’ll turn the call over to Leslie Trigg, CEO. Leslie?

Leslie Trigg

Thanks, Lynn. Good afternoon, everyone, and thank you for joining us to review our third quarter 2020 results.

I’d like to start by saying that we’re very excited to be here on our first earnings call post IPO, and even more excited to start as a new public company with a strong third quarter result. We are pleased to report $13.8 million in total revenue for the third quarter, representing significant growth, both sequentially and year-over-year. Our revenue achievement exceeded our initial expectations for the quarter, as Tablo adoption continues to accelerate within the acute market.

We completed our initial public offering in September, raising approximately $255 million in net proceeds. While we had the pleasure of speaking with many of you over the past months and years, for those we haven’t engaged with yet, I’d like to provide a brief overview of the dialysis market, Outset and Tablo, before discussing third quarter commercial trends.

At Outset, we’ve built a first-of-its-kind technology, the Tablo Hemodialysis System, which was designed as a complete enterprise solution to enable dialysis to be done by anyone, anytime, anywhere. One of the main drivers of our determination to innovate in this space was the number of patients who require dialysis, which is recurring, non-elective, and typically the only option for those suffering from end stage renal disease, or ESRD.

Before Tablo, dialysis looked effectively the same as it did in the ‘90s, costly, cumbersome and complicated. Tablo modernizes dialysis from the hospital all the way to the home. With Tablo’s integrated water purification and on-demand dialysate production, all one needs to deliver dialysis is a faucet and a standard electrical outlet. This enables providers to overcome traditional delivery challenges and lower their cost of care, while simultaneously elevating the overall patient experience.

From a commercial perspective, our near-term focus is on the acute care market, which we estimate represents a $2.2 billion total addressable market. We’re also entering the home hemodialysis, or HHD, market with an estimated US$9 billion opportunity, which we expect to drive the second phase of our growth. We benefit from the ability to leverage a single, integrated sales and field support organization to drive penetration across both markets given we’re calling on the same customer base, national and regional health systems and innovative care providers.

In the acute setting, Tablo resonates with C-suite decision makers within these national and regional health systems because it provides meaningful cost savings and a short capital investment payback period, often less than a year. These cost savings dynamics are driven by Tablo’s ability to reduce the need for infrastructure and specialized labor, combined with a lower cost of supplies. Further, Tablo uniquely enables the management of dialysis across the entire care continuum, from the hospital to home, with a single device platform, which has never been done before.

For the home market, we designed Tablo with automation and ease of use in mind. Animated touchscreen guidance and state-of-the art sensors make set-up and treatment management simple, friendly and approachable, which expands the universe of patients who can be successful at home. Tablo empowers patients who traditionally have been passive recipients of dialysis care to take ownership of their treatment. Most importantly, we continue to hear reports from patients that they feel well while dialyzing on Tablo, with many patients anecdotally describing fewer intra-dialytic symptoms and less fatigue after treatment on Tablo.

In the months since our spring 2020 FDA clearance for the use of Tablo at home, we have carefully and deliberately begun building the foundation for the adoption of our technology. We’re really excited about the promise of Tablo in transforming the HHD market and, as a result, we’re focused on delivering an exceptional patient and provider experience. This means that our home roll-out is intentionally very measured. Because, what’s more important than doing it quickly is doing it well.  Along the way, we will be collecting training, outcomes and retention data to demonstrate the impact Tablo has on the total cost of care.

Over time, we believe our commercial efforts will benefit from several macro tailwinds, though our acute and chronic revenue growth is not dependent on them. For example, a 2019 Presidential Executive Order set a goal that 80 percent of new dialysis patients start at home or receive a transplant by 2025. CMS recently announced the first policy step toward this goal through its ESRD Treatment Choices model, which goes into effect on January 1, 2021. Within this model, dialysis clinics will receive increases, or decreases, to revenue based on their success in improving home dialysis and transplant rates. The model mandates participation across 30% of all dialysis clinics nationwide. Second, also beginning January 2021, all dialysis patients become eligible to enroll in Medicare Advantage for the first time. We believe this change will result in commercial payors taking an even greater interest in innovation that works to reduce the cost of dialysis and improve patient outcomes.

Finally, COVID has added yet another plank to the Tablo value proposition. In addition to Tablo’s cost reduction and efficiency benefits, hospitals using it through COVID also realized the advantages of the system’s clinical versatility, rapid training and point of care mobility. In terms of the COVID impact on the chronic care setting, we believe it will continue to influence patient preferences. The benefits of dialyzing at home have really taken on a whole new meaning, compared to traveling back and forth to a dialysis clinic three times a week and sitting in close quarters with other immunocompromised patients.

I’d now like to shift gears and discuss recent product enhancements and the commercial momentum that we drove in the third quarter.

As you know, we intend to build on Tablo’s value attributes through product updates and enhancements, driven by our talented R&D, data science and software engineers. This group is particularly focused on expanding our data ecosystem in ways that deliver economic and operational benefits to our customers, alongside initiatives that further improve device performance and lower our cost of revenue.

To this end, we recently launched new functionality on Tablo Hub. As a reminder, Tablo Hub is our customer-facing platform that provides cloud-based access to treatment and machine data, strengthening patient care, while simplifying billing and compliance-related reporting. As of Q3, this platform now also includes remote treatment monitoring, allowing clinicians to simultaneously monitor multiple patients on Tablo from afar. Providers can use remote monitoring whether the patients are in an ICU or a clinic or at home. This differentiating new feature is particularly timely, as it helps reduce clinicians’ exposure to COVID-positive patients during dialysis treatment.

We also recently launched Tablo XT, which enables treatment for up to 24 hours. We’ve begun rolling out XT both to new customers and existing customers that previously had purchased access to this new capability.

Moving to commercial trends, our traction in the acute market continues to grow and we are really pleased with the pace and scale of commercial adoption. New contracts with national and regional health systems, in addition to expansion within our existing customer base, drove our strong Q3 results. During the quarter, we signed agreements with three new national IDN customers, as well as three new thought-leading regional health systems. As a result of this progress, we are now engaged with six of the largest national health systems in the country and more than a dozen of the top regional health systems.

For perspective, one of these new customers is a regional IDN with over 50 hospitals and long-term care facilities. The customer’s purchase decision was tied to a focus on total cost reduction and operating efficiency, which Tablo offers, compared to incumbent machines. Importantly, their decision was made outside of the health system’s typical replacement cycle, which is a buying pattern we continue to see across our contracting.

In the third quarter, we also secured a contract with the U.S. Department of Health and Human Services, which leased an additional 50 Tablo consoles, expected to contribute $16 million of product and service revenue over a two-year period. These consoles will be placed into the Strategic National Stockpile for use during natural disasters and for the nation’s COVID response.

On the dialysis home front, our first patients began dialyzing at home on Tablo this past quarter. Since then, we’ve seen our home patient pipeline grow meaningfully and tracking to our projections. More broadly, we’ve also seen our commercial efforts translate into growing interest amongst health systems and innovative care providers.

In addition to developing a strong customer and patient pipeline, we’re also devoting resources to data collection on patient training time and retention on Tablo at home. So far, patients have been vocal about their positive experiences on Tablo, especially those with previous HHD experience on the incumbent machine, who decided to switch to Tablo when it became available in their area. We’re finding that it consistently takes about two weeks to effectively train a Tablo home patient, which our customers have noted as a very significant reduction compared to the four to six weeks it typically takes on the incumbent HHD technology. Retention, while early, is also tracking above our expectations.

We also recently bolstered our Leadership Team. As we announced on Monday, we appointed Steve Williamson as our Chief Commercial Officer. Steve joins us from Beckton Dickinson, where he was most recently President of the company’s $1.5 billion peripheral intervention business. Steve has a proven track record for scaling commercial organizations, while driving operational excellence, and we look forward to his leadership here at Outset.

In the quarters ahead, we’re focused on three critical objectives: first, growing revenue in the acute and sub-acute market top-down through national and regional health systems, while also laying the foundation for deeper expansion into the home market over time; second, driving down the costs of our products; and third, scaling our business.

Before ending my prepared remarks, I’d like to circle back to our mantra, which is Better Begins Now, and each part of that declaration says something really important about our mission. The first word, “better,’ underscores our determination to radically elevate the experience for patients and reduce the total cost of care for providers. The last two words, “begins now,” reveals our sense of urgency. After decades of receiving “good enough,” patients and providers deserve great (inaudible) amazing—not tomorrow, not next month, not next year, they deserve it now. With structural market tailwinds at our back, a first-of-its-kind technology and an aspirational, execution-focused team, we believe we are uniquely positioned to deliver on this very promise.

With that, I’ll now turn the call over to Rebecca.

Rebecca Chambers

Thanks, Leslie.

As Leslie mentioned, third quarter revenue grew 423% year-over-year to $13.8 million. This result was driven by strong acute adoption, including the impact of our HHS contracts and COVID-related orders that we received during the second quarter, as well as growth in consumables and services tied to our larger install base.

Product revenue grew 349% year-over-year to $10.8 million. Console revenue equaled $9 million, compared to $1.9 million in the prior year period. Consumable revenue grew 263% to equal $1.8 million, driven by our larger install base and increased ASP, as compared to the prior year period.

Service and other revenue grew $2.7 million, compared to the third quarter of 2019, to equal $2.9 million. Growth in service agreements across our larger install base, including HHS, and freight revenue contributed to the growth.

While COVID has been a tailwind for us in the second and third quarter, it is now embedded within the many Tablo advantages that drive our customers’ purchasing decisions. Therefore, we don’t anticipate meaningful revenue driven solely by COVID in the fourth quarter. Our base business is expected to continue to grow significantly and, as a result, we anticipate Q4 revenue to be similar to what we reported in the third quarter.

Turning now to gross margin and operating expenses, I will highlight our non-GAAP results. I encourage you to review the reconciliation of GAAP to non-GAAP measures, which can be found in today’s earnings release.

Our Q3 non-GAAP gross margin was minus 36.3%, an improvement of 165 percentage points versus the prior year period. This year-over-year expansion was the result of significantly lower console material costs, as our R&D and supply chain teams delivered on cost-down activities ahead of plan, as well as a reduction in our finished goods balance and associated lower-of-cost-or-market accounting treatment.

Sequentially, gross margin improved by four percentage points. Consumable margin expansion, as a result of moving to a lower cost logistics provider, coupled with higher services margin stemming from improved utilization of our field service team, contributed to this sequential improvement. Console margin was slightly lower sequentially, as expected, given start-up and labor costs to support our manufacturing in-sourcing initiative. These expenses offset a meaningful sequential reduction in the console standard cost.

In the third quarter, we finalized the build-out of our console manufacturing facility and are tracking to launch our in-sourced console manufacturing efforts in the second quarter of next year.

Our initiatives to move the production of Tablo cartridges from our existing contract manufacturing partner in Thailand to a new contract manufacturer in Tijuana, Mexico also remain on track.

We saw significant gains in our cost-down initiatives during the third quarter and our plans to further drive gross margin expansion continue to advance rapidly. Looking ahead to Q4, gross margin is expected to improve sequentially. Further investment in the start-up and labor costs to support our console manufacturing initiative is expected to be more than offset by a full quarter of cost reduction benefit, as well as the release of a portion of the Tablo XT revenue deferral.

Moving to non-GAAP operating expenses, third quarter operating expense equaled $21.8 million, up $8.9 million, versus the prior year, driven primarily by investments in our commercial organization. Compared to the prior quarter, non-GAAP operating expenses grew $2.4 million. Higher commissions tied to bookings growth, as well as an increase in G&A expenses associated with operating as a public company, drove the sequential pick-up in Opex.

As detailed in the GAAP to non-GAAP reconciliation in our earnings release, third quarter stock-based compensation expense was $13.9 million, as we recorded expense tied to satisfying the performance vesting condition for certain options upon the closing of the IPO. We expect to recognize an additional $10 million of stock-based compensation related to these performance options over the next two quarters.

Looking ahead to the fourth quarter, our basic share count will be approximately 42 million shares.

We reported third quarter GAAP net loss of $42.3 million, resulting in a net loss of $3.44 per share, compared to a net loss of $16.7 million or $18.93 per share for the prior year period. Non-GAAP net loss was $28.4 million, or $2.31 per share, compared to a non-GAAP net loss of $16.4 million, or $18.67 per share, for the same period in 2019.

As Leslie mentioned, we raised approximately $255 million in the IPO. We ended the quarter with approximately $378 million of cash, cash equivalents, restricted cash and short-term investments.

In summary, Outset has made exceptional progress to date on each of our 2020 initiatives. We have expanded our commercial footprint, launched exciting new product updates, improved our gross margin, and secured FDA clearance for HHD. We remain dedicated to delivering for our customers, their patients, our employees and shareholders by continuing to innovate and execute. We look forward to providing an update on our Q4 progress during our next earnings call.

Thank you for your time. We will now move to the Q&A session. Operator, please open the lines.

Operator

Certainly. Ladies and gentlemen, if you have a question at this time, please press the star and the one on your touchtone telephone. To remove yourself from the queue, please press the pound key.

Our first question comes from Bob Hopkins with Bank of America. Your line is open.

Bob Hopkins

Oh, great. Thanks for taking the question, and congrats on your first quarter as a public company. I wanted to start by asking just a little bit about some of the moving pieces to the quarter. I think you suggested, Rebecca, that you did about $1.8 million in consumable revenue in the quarter, and I just wonder if you could talk about that number as it relates to how you did in Q2, and what kind of utilization trends you’re seeing per system, and did the utilization sort of come in as you expected in the quarter.

Rebecca Chambers

Yes, thanks, Bob, happy to do so. In the second quarter, consumables were approximately $1.5 million, so a nice pickup sequentially, and roughly in line with expectations. We did see, on a year-over-year basis, very strong ASP, which on a sequential basis was roughly flat. So, the strength in ASP has continued, that we were seeing in the second quarter.

Utilization on a per machine basis was around four-and-a-half treatments per week across the install base, and, really, a couple of factors there. I would say we did place a number of consoles in the second quarter, as you well know, and those number of consoles did include some of the COVID-related consoles that we referred to earlier in the script. Those consoles are trending towards expectations, though a little bit slower of a ramp than the overall install base. So, on a net-net basis, the foundational utilization continues to trend as we’d anticipate, and we do expect those COVID consoles in the fourth quarter to get back to more normalized trends.

Bob Hopkins

Okay, thank you for that, very thorough, and then for Leslie or Rebecca, I just wanted to …

Rebecca Chambers

(Inaudible)

Bob Hopkins

No, that’s very helpful. I just wanted to kind of talk about your comments on Q4. How are you quantifying—and I’m sorry if I missed this, but how are you quantifying that COVID benefit, so we can get a sense for maybe the Q3 to Q4 trend without that COVID benefit?

Rebecca Chambers

Okay. Yes, happy to, Bob, and I think Leslie’s going to tag on a couple of points here. We didn’t quantify it. We’re happy to. Back over the summer, we talked about $7 million associated with that Q2 order, and we recognized just around $3 million of that in the second quarter. You should think about the vast majority of the delta being recognized in the third quarter. So, it was meaningfully significant, if you will, in the third quarter, as expected, as expected back when we shared our expectations with you. That was a large COVOD-related order that we recognized over those two quarters, and if you do remove this impact and look at just the underlying trend of the base business, we saw steady sequential growth not only throughout Q3 and Q4, but really each quarter of 2020, and, again, Q4 is no different. Further, I think it’s important to note that Q4 is ahead of our expectations from even just a few months ago, and we have a lot of confidence in this given we continue to operate in a backlog environment.

Hopefully, that illusinates the trends here a little bit more clearly for you, but, again significant growth in the base business as you remove that Q4—I’m sorry, that COVID-related impact in the third quarter.

Leslie Trigg

Maybe I’ll—hi, Bob.

Bob Hopkins

Hi.

Leslie Trigg

Maybe I’ll just add a couple of points to the last part of your question about how we’re thinking about COVID in the coming fourth quarter.

I think the first important point to make is that dialysis is not an elective procedure, it’s not optional. Patients are going to get dialysis three times a week, or more, 52 weeks a year, whether there’s a pandemic or not. So, our business is a little bit unique in the net-net sector for that reason. If COVID hot spots continue to pop up through Q4 and into 2021 in various parts of the country, that does not impact our confidence or our projections in the fourth quarter or beyond.

I think, in terms of the COVID upside, at this point COVID is really just embedded within all the reasons that customers are deciding to adopt Tablo. It is a factor, but it’s one of many factors driving the Tablo purchase decision, versus being, I would say, a discrete standalone purchase decision driver, it’s one of many, and I think the main reason health systems are adopting, again, it goes back to cost reductions. As you probably recall, there’s no DRG for inpatient dialysis, and that means that every time a hospital has deliver dialysis, they’re eating the cost. We talked about it on the roadshow, the national data that shows that about 50% of the inpatient stays that involve dialysis result in a negative operating margin for the hospitals. The need for the cost reduction has never been more acute—I mean, no pun intended.

I do think some of that could be further fueled by COVID. I think we’ve all been reading in the news that health system executives are bearing down more than ever on cost reduction as a means to improving operating margin, given their continuing uncertainty around the restoration of elective procedure volume. So, I think Tablo fits squarely within strategic mandates as a pretty powerful solution, COVID or no COVID.

Bob Hopkins

Great, very helpful. Thank you.

Operator

Thank you. Our next question comes from the line of David Lewis with Morgan Stanley. Your line is now open.

David Lewis

Good afternoon. Just a few quick ones for me. I guess, Rebecca, just thinking about—maybe it’s for Rebecca and Leslie, but just thinking about the console placements, maybe just help us out. The second half versus the first half, will console placements be up in the second half relative to the first half of the year? Then, Leslie, kind of related for you would just sort of be what are you seeing right now in terms of activity as it relates to large national systems versus sort of the regional hospitals? Then, I had a couple of follow-ups.

Rebecca Chambers

Yes, David, I’ll take the first bit, and absolutely, they will be higher in the second half of the year than in the first half of the year, and that is embedded in our guidance.

Leslie Trigg

Okay, great, I’ll take it from here. So, yes, regional versus national IDNs. As I mentioned in the script, we now have signed master sales and service agreements with six of the largest national health systems, inclusive of the VA, in the country, and three of those new sort of marquee national health systems came onto our roster in the third quarter. I guess what I’m excited about is how well the national players are understanding the value of a single enterprise solution.

What we’re seeing, typically, with these national rollouts is kind of a typical cadence, where they’ll start with a smaller number of hospitals in their network integrating Tablo and quantifying the cost reduction impact, how easy it is for them to train their own nurses to deliver dialysis, and then once that data has been established, we’ve seen their next step pretty quickly, to be spreading that model across perhaps a division or a group of hospitals, and then fairly quickly, over time, network-wide.

So, I would say we have a salesforce that is equivalently focused on the top 50 regional hospitals and the national health systems, but, in general, we’ve been very, very encouraged and excited about how quickly the uptake has been occurring with these large national health systems, in particular.

David Lewis

Okay, very helpful, and Rebecca, sorry, I was on mute there, there was an awkward silence. I was also trying to get the—will acute placements grow fourth quarter. So, will placements be higher in the fourth versus the third?

My last ones, just a couple here. Just for (Inaudible) bundled payment, kind of the path forward now kind of post the proposed rule a couple weeks ago. That’s number one.

Number two, just on XT, it was nice to see that come through. How do you think that changes the conversation with the average hospital system, now that you have XT? There were some who were doing national rollouts with their system, there were some that were sort of doing more targeted placements. How does having CRRT change the conversation with some of these IDNs and regional systems? Thanks so much.

Leslie Trigg

Rebecca, you go first.

Rebecca Chambers

Okay. Yes, David, thanks. So, on the—maybe I’ll take these in sequential order. The proposed rule, we really view the proposed rule as a win for innovation, frankly, in the renal space. The open question coming out of the proposed rule was whether CMS would, indeed, implement a proposal to include capital equipment in the—what’s pronounced ta-ponies, T-P-N-I-E-S, which is sort of very similar to a new technology add-on payment. But, the question was whether they would include capital equipment in the TPNIES’ eligibility criteria or whether they would only include supplies in their eligibility criteria, and what came out in the final rule is that, yes, capital equipment is included, and only capital equipment that constitutes new home dialysis machines cleared by FDA after January 2020. We were hoping this would be the outcome and obviously we’re pleased to see the allowance for this kind of capital.

We’ll have an opportunity to reapply in the future, whether that’s ’21 or ’22, and we have some flexibility there, because we’ll still meet the newness criteria in either year. I think, if we did receive this designation in the future, it certainly would be something we’d consider to be a tailwind, as compared to our base case, but not something that we’re relying on or that we’d bake into our expectations.

So, that’s how we’re thinking about the proposed rule.

Maybe I’ll move to the XT question, and we can certainly double-back on the final rule, if we need to.

I think on the XT front, maybe—let me take a step back and maybe just talk about what this new feature does. The XT provides a new functionality. It enables Tablo mechanically to run for up to 24 hours. Now, CRRT, which you mentioned, that is a specific clinical treatment that also involves therapies, such as CVVHDF or CVVH, or stuff that Tablo does not provide. Tablo is not a CRRT machine. The new feature just allows users in the acute setting to run regularly dialysis at lower flow rates for a longer period of time.

I think the second part of your question, though, was, well, how does it change the conversation. I think the way it adds value in the acute setting is by offering more flexibility. Right now, particularly in the ICU, physicians and nurses don’t always have a lot of options, it’s fairly boxed in, you can do this or that, and I think by offering treatments that can run up to 24 hours, it really enables the ICU staff to customize the parameters of the dialysis treatment time for the specific needs of the patient in the ICU.

So, going back to your question, David, commercially, I think the feature just allows our team to talk about Tablo and amplify for the acute customer the ways in which Tablo offers clinical versatility, sort of mobility and flexibility, that results in, we believe, a higher quality of care for their patients.

Leslie Trigg

David, to answer your question with regard to console unit trends sequentially third quarter to fourth, effectively, as we shared with you all over the summer, console units are expected to be down sequentially in total across the total console unit placement number. That being said, if you do strip out this large order that we received in the second quarter, that trend is much less, is not the same. Effectively, the trend will be flat to slightly up in terms of console unit placements on a sequential basis. The other driver to console revenue sequentially, that we should think through, is the HHS order, which we will benefit from a full quarter of in both the console line, as well as the service line. So, just helping with puts and takes.

David Lewis

Great, very clear. Congrats on the first quarter. Thank you.

Operator

Thank you. Our following question comes from the line of Amit Hazan with Goldman Sachs. Your line is open.

Amit Hazan

Oh, thanks. Hey, congrats on all the milestones, I’ll add that, as well. Let me maybe just start by seeing if I can get you to comment on 2021. Obviously, you’re not giving formal guidance, but can you talk just qualitatively to any puts and takes that we should be thinking about, whether it’s related to console placements or other items you would want to call out for us?

Rebecca Chambers

Yes, happy to think qualitatively about it with you, and thanks for the question. I think, when it comes down to 2021, we’re obviously in the midst of our planning process right now as we end out the rest of this year. That being said, the trends that we saw in the third quarter, and we expect to continue in the fourth quarter, we don’t view these to be period-specific, and they do give us confidence in our 2021 outlook. So, not really willing to comment beyond that, but just to say that we’re pleased with how the business is going, our confidence in the fourth quarter is very high, and that lends itself to also a positive outlook for 2021.

Amit Hazan

Just a quick follow-up on home for me and then get back in queue. On the kind of acute to home, you’ve talked about in the IPO process leveraging your health system customer base as kind of the entry point into home expansion. Maybe just give some color on how that’s going in these early days.

Leslie Trigg

Sure, maybe I’ll comment on that, Rebecca. The short answer is it’s going very well. I think we’ve been pleasantly surprised at how quickly the pipeline continues to grow, particularly amongst health systems that are viewing this as an opportunity to complement, let’s say, their sort of episodic revenue stream inpatients with a chronic, very predictable, chronic annuity revenue stream outside the four walls of the hospital.

I think another factor that health systems are really realizing is that they have access to all of the assets that make them a good partner for patients, from their network of physicians, nephrologists, care centers. Many of these health systems already have nurses and nurse practitioners providing care in the home. They really offer sort of the full package.

I think what I’ve been pleased to see—again, early, early days here, for sure, but what I’ve been pleased to see, qualitatively, is the number of, I would say, very well-known, thought-leading national organizations that are really leaning forward into the home, and excited about extending their reach and managing these patients from the acute to the home setting.

Danielle Antalffy

At the hospitals, where you do have some penetration, how should we be thinking about where you are on that penetration curve? So, I guess I’m trying get a sense of how much of the incremental growth—I know it’s still very early, there’s not been incremental growth to be had, but how much is going to be same-store sales versus new centers coming online, and then I’ll follow up with Rebecca after.

Leslie Trigg

Okay. Sure, great. Yes, I think maybe a couple of thoughts to share there.

First of all, suffice it to say we believe we have a—we’re just getting started here—we have a very, very long runway, with an emphasis on the top 50 regional health systems. We mentioned in the prepared remarks that we are in over a dozen of them, but, gosh, that means we’ve got a tremendous amount of opportunity, between over a dozen and 50, not to speak of the smaller hospital networks from there. So, that’s a little bit of qualitative color.

Then, on the national side, we are really making very good progress there, when you think about us being already in six of the top national systems, and so what we think about there is our penetration within those networks, right? Because we are very intentionally just sort of focused on a national/regional strategy, we are paying just as close attention to the number of individual facilities as we are to our total number of customers, and the breadth of the opportunities in each of these national systems, it’s pretty remarkable. Within each of the six national customers that we’ve talked about publicly, we still have tremendous opportunities to expand more broadly in and around their individual hospital facilities across the country.

Danielle Antalffy

Got it, that’s helpful. Then, Rebecca, for you, just on the gross margin front, I mean, you did a little bit better than we expected, and I think the street had expected. During the IPO process, you laid out a strategy to improve gross margins. Should we be thinking about this as, like, okay, this was one quarter where we had a lot of things go our away and the revenue upside contributed, or are you tracking faster than you expected to get to your sort of gross margin goals over the next few years? Thanks so much.

Rebecca Chambers

Yes, thanks for the question, Danielle, and a completely fair one. Obviously, we were very pleased with our quarterly results, but I do—I’d just caution one year doesn’t necessarily make a trend, right? We are confident in the plan that we’ve laid out and we’re executing to plan, and to that end, we are confident in our ability to deliver these new manufacturing insourcing initiatives for the console and second source initiatives on the cartridge in the second quarter, but I think that should remain the base case here, and we’ll continue to progress to that plan, but, again, one quarter doesn’t necessarily make a trend we’re willing to call yet.

Danielle Antalffy

Totally fair. Thank you.

Rebecca Chambers

Thank you.

Operator

Thank you. Once again, ladies and gentlemen, that’s star, one to ask a question.

Our next question comes from the Rick Wise with Stifel. Your line is open.

Rick Wise

Good afternoon, Leslie, and hi, Rebecca. Maybe another aspect that you highlighted in terms of investment, Leslie, revolved around the sales organization. I’m just a bit curious to hear your, I’m sure, ever-evolving thoughts about the team, where you’re investing, and where you are functioning people.

Leslie Trigg

Sure. Yes, hi, Rick, happy to answer that. So, yes, people matter, and they matter a lot at Outset, because, in fact, and we talk about this frequently, that what we’re really focused on delivering to patients and to providers is not just a device, we aim to deliver an experience, and so when you have that mindset to deliver a differentiated experience, you’re then heavily reliant on the quality of the individuals that you put around the execution. We spend enormous time, almost sort of an excessive amount of time, thinking about the right people in the right places at the right time.

But, with that as a backdrop, and speaking more specifically now, our investments today are probably focused in three areas, that I’ll touch on.

One, our National Health Team. We do have capital sales reps that are geographically focused, and we feel that we’re making good progress toward ensuring that we have adequate representation in all of the big regions that contain the top 50 regional health systems, but we put even greater emphasis on a powerhouse National Accounts Team, that we’re really proud of.

Second is what we call the Tablo Program Specialist Team, TPSs for short, and these are sort of our day-to-day quarterbacks for the implementation—not only the installation, but the Tablo Program implementation, which is a whole lot more than just installing a device, if you do it right. We think of the TPSs as the quarterbacks of each and every hospital facility that adopts Tablo, and they’re responsible for ensuring from the beginning, for example, that training is done well, and that the first patient treatments go well, and that the nurses and the techs and the physicians continue to gain confidence quickly and really understand the who and the how and the what of prescribing Tablo for their patient population. So, that’s probably our second area of investment focus, is expanding that TPS Team as our install base and our new order growth continues.

Then, lastly is our Field Service Support Team, and this is another absolutely vital group, vital to our success. The Field Service Engineers partner with the TPSs, so I guess the co-quarterback, maybe the running back—I don’t even know if that’s—I can’t go there on a football analogy. Anyway, let’s just say that they’re an important co-pilot—probably was a better analogy I can actually speak to accurately—in ensuring the success of each and every new facility implementation with Tablo.

Those are three groups, principally, within our—we’ll call it our field organization, that we’re really focused on investing in as we continue to experience very, very high growth in the acute install base.

Rick Wise

All right, thank you. You’ve made a couple of comments during the call that were very, you know, compelling. The first was you outperformed this quarter, you’re sort of indicating that the fourth quarter is starting out strongly, much like the third quarter volume, and you’re saying that adoption is accelerating in the acute market, your home pipeline is growing. I appreciate your caution and your carefulness about guiding us and not wanting us to get too far ahead, and I apologize for this in your very first quarter as a public company and first conference call, but it’s hard for me to ask about 2021, and maybe you’re not ready to give guidance and we’ll have to all go back and play with our models and reflect on this third outperformance, likely fourth quarter better numbers, than I (inaudible) modelling, and the implications for ’21. So, my question after that is—I mean, it seems like you have a lot of momentum going into ’21. Is that the right way to think about it? It doesn’t seem to me a reason why growth would slow, particularly, given new products to the market, all of the excellent things that are happening, but maybe react to that, and maybe at the same time, because I know you want to, help us balance those positive thoughts with some of the challenges that we should be reflecting on as we contemplate the year ahead. Thanks for that.

Rebecca Chambers

Yes, thank you, as well, for the great summary. I think there are a couple of things that come to mind. By definition, with regard to growth rate, we are getting to a point where we’re not comping off of low-single-digits of revenue anymore, and so, from a growth rate perspective, I obviously would caution extrapolation. That would be one comment.

But, with regard to the trends of the underlying business, we’re obviously pleased. We would encourage you to not again extrapolate the COVID-related trends from the second and third quarter and think about it more from the base business, and the base business continuing to grow year-over-year versus what we saw in 2020.

The acute market, as Leslie mentioned, we are in the early stages of penetrating, and that is expected to be the vast majority of the revenue growth driver in 2021; and in home, while we are seeing pipeline growth and new customer or provider contracts, we do need to also just remember that this is a rollout that we are participating and driving in in a very methodical way, and so I would caution you to get too far ahead of our skis on home. We are, as Leslie, very methodically doing this in a long-term way and not necessarily looking for driving huge patient numbers in the near term, more ensuring that the patient experience is very positive.

Hopefully, that brings you back in a little bit, Rick. We all are excited, as we sit here today. There’s still a lot to do over the course of Q4 and 2021, but our confidence is strong.

Rick Wise

Thanks so much.

Rebecca Chambers

Thank you.

Operator

Thank you, ladies and gentlemen. I’m not showing any further questions at this time. I’ll now turn the call back to your speakers for any further remarks.

Lynn Lewis

Thank you. As a reminder, a replay of this call will be available as a webcast in the Investor section of our website, as well as through the dial-in instructions contained in today’s earnings release.

Thank you again for joining us today, this concludes our call, and we look forward to our next update following the close of the fourth fiscal quarter. Thanks and goodnight.